                                  EXHIBIT 10.15

                                MERGER AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION
                             ----------------------

     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") is made and entered into as of April 1, 2003, by and among: NATIONAL AUTO CREDIT, INC. ("NAC" or the "PARENT"), a Delaware corporation; OMI BUSINESS ACQUISITION CORP. ("MERGER SUB"), a Delaware corporation and a wholly owned subsidiary of Parent; ORA/METRO INCorporated ("ORA" or the "ACQUIRED CORPORATION"), a New York corporation; and DEAN THOMPSON ("THOMPSON" or the "STOCKHOLDER"). As used herein, NAC, Merger Sub, the Acquired Corporation and the Stockholder are referred to collectively as the "PARTIES" and each as a "PARTY."

                                    RECITALS

A. The Stockholder owns 100% of the outstanding shares of the capital stock of the Acquired Corporation.

B. NAC wishes to acquire all of such shares of the Acquired Corporation from the Stockholder.

C. NAC, Merger Sub, the Acquired Corporation and the Stockholder intend to effect a merger (the "MERGER") of the Acquired Corporation into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law (the "DELAWARE CORPORATE LAW") and the New York Business Corporation Law (the "NY BCL"). Upon the consummation of the Merger, the Acquired Corporation will cease to exist.

D. It is intended that the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE").

E. NAC has caused the formation of Merger Sub for the purpose of accomplishing a tax-free triangular merger with the Acquired Corporation.

F. This Agreement has been approved by the respective boards of directors of NAC, Merger Sub and the Acquired Corporation, has been approved by NAC, as the sole stockholder of Merger Sub and has been approved the Stockholder, as the holder of all of the outstanding capital stock of the Acquired Corporation.

G. In connection with the execution and delivery of this Agreement, some or all of the parties hereto are or will be executing and delivering an Employment Agreement for Thompson and other collateral documents.

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do mutually agree as follows:

                                    ARTICLE 1

                                   THE MERGER

     In connection with the Merger, the respective boards of directors of NAC, Merger Sub and the Acquired Corporation have, by resolutions duly adopted, approved the following provisions of this Article 1 as the plan of merger required by the applicable provisions of the Delaware Corporate Law and the NY
BCL:

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 below), in accordance with this Agreement and Delaware Corporate Law and the NY BCL, the Acquired Corporation shall be merged with and into Merger Sub, the separate corporate existence of the Acquired Corporation (except as such existence may be continued by operation of law) shall cease, and Merger Sub shall continue as the surviving corporation under the name OMI Communications, Inc., which name Merger Sub shall adopt in connection with the consummation of the Merger. Merger Sub, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises of a public, as well as of a private, nature of each of Merger Sub and the Acquired Corporation; all property, real, personal and mixed, and all accounts payable arising in the ordinary course of business and accrued expenses due on whatever account, and all debts, liabilities and duties due to the Acquired Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of the Acquired Corporation, in each case in accordance with Delaware Corporate Law and the NY BCL.

     1.3 Consummation of the Merger. The Merger shall be effective at such time as a certificate of merger relating to the Merger (the "DELAWARE CERTIFICATE OF MERGER") is duly filed with the Secretary of State of the State of Delaware and a certificate of merger relating to the Merger (the "NY CERTIFICATE OF MERGER" and, collectively with the Delaware Certificate of Merger, the "CERTIFICATES OF MERGER") is duly filed with the Secretary of State of the State of New York, as contemplated by Section 1.10 hereof. The date and time when the Merger shall become effective is referred to herein as the "EFFECTIVE TIME" (provided, however, that, if the Certificates of Merger, as so filed, provide that the Merger shall take effect, or be effective, at another time, then "EFFECTIVE TIME," as used herein, means the time so stated in the Certificates of Merger).

     1.4 Certificate of Incorporation and Bylaws; and Directors and Officers. The Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and Bylaws until amended as provided therein and under Delaware Corporate Law. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of Merger Sub holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with Merger Sub) of the Surviving Corporation immediately after the Effective Time.

     1.5 Determination and Payment of Base Purchase Price.

     (a) Base Purchase Price. The base purchase price ("BASE PURCHASE PRICE," and collectively with the Bonus Purchase Price (as defined below) the "PURCHASE PRICE") shall be two hundred thousand (200,000) shares of common stock, $.05 par value per share, of NAC (hereinafter, the common stock of NAC shall be referred to as "NAC COMMON STOCK"), which shall be issued as provided below and shall be subject to

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adjustment as provided in Article 7 below. The shares of NAC common stock contemplated to be issued as provided in the preceding sentence are hereinafter sometimes referred to collectively as the "NAC MERGER SHARES."

     (b) Payment of the Base Purchase Price. At the Closing, the Base Purchase Price shall be paid by the issuance to the Stockholder of the NAC Merger SHARES.

     1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Acquired Corporation or any holder of the securities of the Acquired Corporation, each share of the Class A common stock, par value $.001 per share, of the Acquired Corporation (the "ORA COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted into and become the right of the holder of such share of ORA Common Stock to receive twenty (20) shares of NAC Common Stock.

     1.7 Reorganization. The Parties hereby adopt this Agreement as a "plan of reorganization" and shall consummate the Merger in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. None of the parties shall take a reporting position inconsistent with the treatment of the Merger as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     1.8 Closing. The closing of the transactions contemplated hereby (the "CLOSING") shall occur at 10:00 A.M. (local time) on the third business day after each of the conditions to closing contained in Article 6 hereof have been fulfilled or waived in writing, at the offices of Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York, or at such other place, on such other date and/or at such other time as the Parties may mutually agree upon in writing. Simultaneously with the consummations of the Closing, the Parties shall file, or cause to be filed, with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, the Certificates of Merger.

     1.9 Taking of Necessary Actions; Further Actions. NAC and Merger Sub, on the one hand, and the Acquired Corporation and the Stockholder, on the other hand, shall use all reasonable efforts to take all such actions (including, without limitation, actions to cause the satisfaction of the conditions of the other to effect the Merger) as may be necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Acquired Corporation, and to subject fully the Surviving Corporation to all debts and obligations of the Acquired Corporation. The officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Acquired Corporation and the Surviving Corporation to take, and shall take, all such actions. Without limiting the scope or generality of the foregoing, the Acquired Corporation and the Stockholder shall take all reasonable, commercial efforts to obtain all Required Waivers, Required Consents and Required Approvals (as those terms are hereinafter defined)

     1.10 Bonus Purchase Price. If the sum of (A) the Adjusted EBITDA (as defined below) of the Acquired Corporation for the period from February 1, 2003 through the Effective Time and (B) the Adjusted EBITDA of the Surviving Corporation for the period from the Effective Time through January 31, 2006 is equal to or greater than Nine Hundred Thousand Dollars ($900,000), then the Stockholder shall be entitled to receive, in addition to the Base Purchase Price, an additional One Hundred and Fifty Thousand Dollars ($150,000) (the "BONUS PURCHASE PRICE"). The Bonus Purchase Price shall be paid by the Surviving Corporation, together with interest thereon at five percent (5%) per annum, in twenty-four (24) equal quarterly installments of principal and interest commencing with the fiscal quarter of the Surviving Corporation next following the fiscal quarter during which the Adjusted EBITDA of the Surviving Corporation referred to in clause (B) above has been determined. As used herein, "ADJUSTED EBITDA" for any entity for any period means the earnings of such entity for such period, before any deduction for interest, taxes, depreciation and amortization, and before deducting corporate overhead or other expenses allocated to such entity by NAC but after deducting (A) the aggregate amount of all capital expenditures (including, without limitation, pursuant to any capital or capitalized lease) made or required to be made by such entity (or any of its subsidiaries) during such period and (B) any debt service paid or required to be paid during such period by such entity (or any of its subsidiaries), including, without limitation, any debt service paid or required to be paid with respect to the SBA Loan (as hereinafter defined), the Citibank Loan (as hereinafter defined) and the Stockholder's Note (as hereinafter defined), in each case as determined in accordance with generally accepted accounting principles.

                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF NAC AND MERGER SUB

     NAC and Merger Sub (collectively, the "NAC PARTIES" and each an "NAC PARTY"), jointly and severally, hereby represent and warrant to the Acquired Corporation and the Stockholder as follows:

     2.1 Organization and Qualification. Each NAC Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted, and is duly qualified in every jurisdiction where the failure to do so would have a Materially Adverse Effect (as hereinafter defined) on such NAC Party. The copies of the Certificate of Incorporation and Bylaws of NAC and the Certificate of Incorporation and Bylaws of Merger Sub previously furnished to the Stockholder reflect all amendments thereto and are correct and complete. As used herein, "MATERIALLY ADVERSE EFFECT" on any Person (as hereinafter defined) means any materially adverse effect on the assets, liabilities, financial condition, operating results, customer, employee, supplier or franchise relations, business (as currently conducted and as proposed to be conducted), business condition or prospects or financing arrangements of such Person, "MATERIALLY ADVERSE CHANGE" with respect to any Person means any materially adverse change in the assets, liabilities, financial condition, operating results, customer, employee, supplier or franchise relations, business (as currently conducted and as proposed to be conducted), business condition or prospects or financing arrangements of such Person, and "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, business trust, association or other business entity of any type or nature.

     2.2 Authority Relative to This Agreement. Each NAC Party has the requisite corporate power and authority to enter into this Agreement and each of the Collateral Documents (as hereinafter defined) to which it is contemplated hereunder to become a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each NAC Party and the consummation by each NAC Party of the transactions contemplated hereby to be performed by it have been duly authorized by the Board of Directors such NAC Party, and no other corporate proceedings on the part of either NAC Party are necessary to authorize this Agreement and such transactions. The execution and delivery of each Collateral Document to which either NAC Party is contemplated hereunder to become a party and the consummation by such NAC Party of the transactions contemplated thereby to be performed by it have been duly authorized by the Board of Directors of such NAC Party, and no other corporate proceedings on the part of such NAC Party are necessary to authorize such Collateral Document and such transactions. This Agreement has been duly executed and delivered by each NAC Party and constitutes a valid and binding obligation of each NAC Party, enforceable against such NAC Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by either NAC Party is not, and will not be, in breach or violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice (or both), a default under,
(a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding to which such NAC Party is a party or by which it is otherwise bound, (c) any Permit (as hereinafter defined) applicable to such NAC Party or
(d) any law, regulation, order, judgment or decree applicable to it and does not and will not result in the creation of any Lien (as hereinafter defined) on any assets of such NAC Party or of any of its current subsidiaries or result in, or constitute grounds for, the termination, suspension, revocation, forfeiture, lapse, impairment or non-renewal of any Permit the absence or loss of which would have or could be reasonably anticipated to have a Materially Adverse Effect on NAC. The execution, delivery and performance of any Collateral Document by either NAC Party that is contemplated hereunder to become a party thereto will not be in breach or violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice (or both), a default under, (a) the Certificate of Incorporation or Bylaws of such NAC Party, (b) any agreement, arrangement or understanding to which such NAC Party is a party or by which such NAC Party is otherwise bound, (c) any Permit applicable to such NAC Party or (d) any law, regulation, order, judgment or decree applicable to such NAC Party and will not result in the creation of any Lien on any assets of such NAC Party or of any of its current subsidiaries or result in, or constitute grounds for, the termination, suspension, revocation, forfeiture, lapse, impairment or non-renewal of any Permit the absence or loss of which would have, or could be reasonably anticipated to have, a Materially Adverse Effect on NAC. Except for such filings to be made pursuant to Delaware Corporate Law in order to effect the Merger (which NAC agrees to make) or pursuant to federal or state securities laws, no authorization, consent or approval of, or filing with, any public body, court or authority is (a) necessary on the part of either NAC Party for the consummation by such NAC Party of the transactions contemplated by this Agreement to be performed by it or (b) necessary on the part of such NAC Party for the consummation by such NAC Party of the transactions contemplated by any Collateral Document to which such NAC Party is contemplated hereunder to become a party to be performed by it. As used herein, "COLLATERAL DOCUMENTS" mean, collectively, the Employment Agreement, the Non-Competition Agreement (as hereinafter defined), the Stockholder's Note and the Registration Rights Agreement (as hereinafter defined).

     2.3 No Materially Adverse Changes. Except as set forth in Section 2.3 of the letter, dated as of the date hereof, furnished by NAC to the Stockholder (the "NAC DISCLOSURE LETTER"), a copy of which letter is attached hereto as Exhibit D, or in the NAC Business Reports (as defined in Section 2.6 below), there has not been any Materially Adverse Change with respect to NAC since January 1, 2002.

     2.4 Validity of Stock. The NAC Merger Shares shall, when issued: (i) be duly authorized, validly issued, fully paid and non-assessable and free of liens and encumbrances created by any person other than the Stockholder, and (ii) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under applicable federal and state securities laws, including Rule 144 promulgated under the Securities Act of 1933, as amended, (the "SECURITIES ACT") and except as provided for in this Agreement.

     2.5 Capitalization. The authorized equity capitalization of NAC consists of 40,000,000 shares of NAC Common Stock and 2,000,000 shares of Preferred Stock. As of the date hereof, 7,830,614 shares of NAC Common Stock are issued and outstanding, and except as set forth in Section 2.5 of the NAC Disclosure Letter, as of the Closing there will be 7,830,614 shares of NAC Common Stock issued and outstanding (exclusive of any shares of NAC Common Stock contemplated to be issued to the Stockholder pursuant to this Agreement), all of which shares are validly issued, fully paid and non-assessable, and no shares of Preferred Stock are outstanding. Except as disclosed in Section 2.5 of the NAC Disclosure Letter or in the NAC Business Reports or provided for herein or any of the Post-Merger Agreements (as hereinafter defined), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating NAC to issue or sell any shares of capital stock of NAC or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of NAC or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of NAC. Except as disclosed in the NAC Business Reports, no holders of outstanding shares of NAC Common Stock are entitled to any preemptive or other similar rights.

     2.6 Financial Statements and SEC Filings. NAC has made available to the Stockholder and correct copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement (collectively, the "REPORTS") filed by NAC with the U.S. Securities and Exchange Commission (the "SEC")

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

between January 31, 2002 and the date of this Agreement. NAC will also deliver to the Stockholder on or before the Closing, any other reports that are filed with the SEC after the date hereof and prior to the Closing, and any other reports or other information sent generally to NAC's stockholders after the date hereof, but not required to be filed with the SEC. (The Reports and all other reports and information referred to in the immediately preceding sentence, whether or not filed with the SEC, are herein collectively referred to as the "NAC BUSINESS REPORTS," and the financial statements, including the notes thereto, contained in the NAC Business Reports are hereinafter collectively referred to as the "NAC FINANCIAL STATEMENTS"). NAC has duly filed all the Reports required to be filed by it with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended, and no such Report, nor any Report sent to NAC's stockholders generally, contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements in such Report, in light of the circumstances under which they were made, not misleading. The NAC Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved and present fairly the consolidated financial condition, results of operations and cash flows of NAC and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure.

     2.7 Absence of Undisclosed Liabilities. Except as and to the extent stated in Section 2.7 of the NAC Disclosure Letter or in the NAC Financial Statements or otherwise in the NAC Business Reports, NAC does not have any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both subsections (i) and
(ii), individually or in the aggregate, are not material to the financial condition or operating results of NAC (determined on a consolidated basis).

     2.8 Litigation. Except as set forth in Section 2.8 of the NAC Disclosure Letter or in the NAC Business Reports, there are (a) no actions, suits, proceedings or orders, at law or in equity, pending or threatened against NAC,
(b) to the best information and belief of NAC, no investigations pending or threatened against NAC before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) no bases known to NAC for any of the foregoing.

     2.9 No Commissions. NAC has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.10 No Liabilities of Merger Sub. Except for its obligations under this Agreement or any Collateral Document, Merger Sub is not subject to any liabilities, obligations or claims, whether absolute or contingent, liquidated or unliquidated, known or unknown. Merger Sub was formed solely for the purpose of consummating the transactions contemplated by this Agreement and, except as provided for herein or contemplated hereby, has not engaged in any business or other activities for any other purpose.

     2.11 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of NAC or Merger Sub is required in connection with the consummation of the transactions contemplated by this Agreement or any of the Collateral Documents, except (a) the filing of the Delaware Certificate of Merger with the Secretary of State of Delaware and filing of the NY Certificate of Merger with the Secretary of State of New York and (b) such filings as may be required under federal and/or state securities laws, which filings NAC agrees to make to the extent (but only to the extent) expressly provided for in the Registration

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Rights Agreement. The foregoing representation and warranty set forth in this
Section 2.11 are subject to and conditioned upon the truth and accuracy of the representations of the Stockholder as set forth in Article 4 below.

     2.12 Disclosure. Neither this Article 2 nor the NAC Disclosure Letter contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, and there is no fact known to NAC that has not been disclosed to the Stockholder that materially and adversely affects, or could reasonably be anticipated to materially and adversely affect, the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of NAC (determined on a consolidated basis); provided, however, that the foregoing shall not be deemed to extend or apply to any fact or circumstance that relates to the Acquired Corporation (including, without limitation, the operating results, assets, customer, supplier or employee relations or business prospects of the Acquired Corporation).

     2.13 Reorganization Matters.

     (a)  NAC has, and at the Effective Time will have, no plan or intention to:

          (i)       Liquidate Merger Sub;

          (ii)      Merge Merger Sub with or into any other corporation;

          (iii) Sell or otherwise dispose of the stock of Merger Sub except for transfers of stock to corporations "controlled" (within the meaning of Section 368(c) of the Code) by NAC;

          (iv) Cause Merger Sub to sell or otherwise dispose of any its assets or assets acquired in the Merger from the Acquired Corporation except for (i) sales or other dispositions made in the ordinary course of business (including, without limitation, dispositions of obsolete or damaged property),
                    (ii) transfers described in Section 368(a)(2)(C) of the Code; (iii) transfers to members of the "qualified group" (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) encompassing NAC (the "NAC GROUP") following the Effective Time, or (iv) transfers to a partnership if either (x) members of the NAC Group, in the aggregate, own a significant interest in that partnership business or (y) one or more members of the NAC Group have active and substantial management functions as a partner with respect to that partnership business;

          (v) Cause Merger Sub to issue additional shares of stock that would result in NAC losing "control" (within the meaning of Section 368(c) of the Code) of Merger Sub following the Effective Time;

          (vi) Cause Merger Sub or the NAC Group following the Effective Time to discontinue the historic business conducted by Merger Sub preceding the Effective Time or fail to use in a business a significant portion of the assets held by Merger Sub immediately preceding the Effective Time;

          (vii) Acquire or cause any person "related" (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) to NAC to acquire any of the NAC Common Stock issued in the Merger; or

          (viii) Take any action that might otherwise cause the Merger not to be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

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

     (b) Prior to the Effective Time, neither NAC nor any person "related" to NAC will, "in connection with" the Merger, acquire, directly or indirectly, any shares of capital stock of the Acquired Corporation. For purposes hereof, the term "related" has the meaning in Treasury Regulations Section 1.368-1(e)(3), and the term "in connection with" has the meaning in Treasury Regulations Section 1.368-1(e)(2).

     (c)  At the Effective Time:

          (i)       NAC will own all of the outstanding stock of Merger Sub;

          (ii)      Merger Sub will own all of the assets ever owned by Merger
                    Sub;

          (iii) Neither NAC nor Merger Sub will be, nor will either of NAC or Merger Sub have been at any time during the five-year period preceding the Effective Time, the owner for federal income tax purposes of shares of capital stock of the Acquired Corporation; and

          (iv) NAC Common Stock will be "voting stock" within the meaning of Code Section 368(a)(2)(E)(ii).

     (d) NAC has, and at the Effective Time will have, no plan or intention to adopt any stock repurchase plan other than a plan that will limit repurchases of NAC Common Stock to repurchases made on the open market on an established securities exchange through a broker pursuant to an arrangement that will preclude NAC from knowing the identity of the seller and seller from knowing the identity of the purchaser.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                 OF THE ACQUIRED CORPORATION AND THE STOCKHOLDER

     The Acquired Corporation and the Stockholder (collectively, the "STOCKHOLDER PARTIES" and each a "STOCKHOLDER PARTY"), jointly and severally, represent and warrant to NAC and Merger Sub as follows:

     3.1 Organization and Qualification. The Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Acquired Corporation is duly qualified to do business in every jurisdiction where the failure to do so would have a Materially Adverse Effect on the Acquired Corporation. The copies of the Acquired Corporation's Certificate of Incorporation and Bylaws, which have been furnished by the Stockholder to NAC prior to the date of this Agreement, reflect all amendments made thereto and are correct and complete.

     3.2 Authority Relative to this Agreement. The Acquired Corporation has the requisite corporate power and authority to enter into this Agreement and each of the Collateral Documents to which it is contemplated hereunder to become a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Acquired Corporation and the consummation by the Acquired Corporation of the transactions contemplated hereby to be performed by it have been duly authorized by the Board of Directors of the Acquired Corporation and have been duly approved by the Stockholder, and no other corporate proceedings on the part of the Acquired Corporation are necessary to authorize and approve this Agreement and such transactions. The execution and delivery of each Collateral Document to which the Acquired Corporation is contemplated hereunder to become a party and the consummation by the Acquired Corporation of the transactions contemplated thereby to be performed by it have been duly authorized by the

Board of Directors of the Acquired Corporation and have been duly approved by the Stockholder, and no other corporate proceedings on the part of the Acquired Corporation are necessary to authorize such Collateral Document and such transactions. This Agreement has been duly executed and delivered by the Acquired Corporation and constitutes a valid and binding obligation of the Acquired Corporation, enforceable against its in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Except as expressly set forth in Section 3.2 of the letter, dated as of the date hereof, furnished by the Stockholder to NAC and Merger Sub (the "ORA DISCLOSURE LETTER"), a copy of which letter is attached hereto as Exhibit E, the execution, delivery and performance of this Agreement by the Acquired Corporation and the Stockholder is not, and will not be, in breach or violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice (or both), a default under, (a) the Certificate of Incorporation or Bylaws of the Acquired Corporation, (b) any agreement, arrangement or understanding to which the Acquired Corporation and/or the Stockholder is a party or by which the Acquired Corporation and/or the Stockholder is otherwise bound, (c) (subject to the Required Permits (as hereinafter defined) having been obtained) any Permit applicable to the Acquired Corporation and/or the Stockholder or (d) any law, regulation, order, judgment or decree, applicable to the Acquired Corporation and/or the Stockholder and does not and will not result in, create or trigger the termination or acceleration of, or any right of termination or acceleration under, any such agreement, arrangement or understanding or result in the creation of any Lien on any of assets of the Acquired Corporation or of any of its subsidiaries or result in, or constitute grounds for, the termination, suspension, revocation, forfeiture, lapse, impairment or non-renewal of any Permit the absence or loss of which would have or could be reasonably anticipated to have a Materially Adverse Effect on NAC. The execution, delivery and performance by the Acquired Corporation of any Collateral Document to which it is contemplated hereunder to become a the will not be in breach or violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice (or both), a default under, (a) the Certificate of Incorporation or Bylaws of such Acquired Corporation, (b) any agreement, arrangement or understanding to which the Acquired Corporation and/or the Stockholder is a party or by which the Acquired Corporation and/or the Stockholder is otherwise bound, (c) any Permit applicable to the Acquired Corporation and/or the Stockholder or (d) any law, regulation, order, judgment or decree applicable to the Acquired Corporation and/or the Stockholder and will not result in, create or trigger the termination or acceleration of, or any right of termination or acceleration under, any such agreement, arrangement or understanding or result in the creation of any Lien on any of assets of the Acquired Corporation or of any of its subsidiaries or result in, or constitute grounds for, the termination, suspension, revocation, forfeiture, lapse, impairment or non-renewal of any Permit the absence or loss of which would have or could be reasonably anticipated to have a Materially Adverse Effect on NAC. Except for such filings to be made pursuant to Delaware Corporate Law and the NY BCL in order to effect the Merger, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Acquired Corporation or the Stockholder for the consummation by the Acquired Corporation and the Stockholder of the transactions contemplated by this Agreement or any Collateral Document to be performed by it or him.

     3.3 Capitalization and Voting Rights.

     (a) The authorized equity capitalization of ORA consists of one million (1,000,000) shares of the ORA Common Stock and one million (1,000,000) shares of Class B common stock, par value $.001 per share. There are 10,000 shares of ORA Common Stock issued and outstanding, all of which shares are owned beneficially and of record by the Stockholder. No shares of ORA's Class B common stock are issued or outstanding. All of the outstanding shares of ORA Common Stock are duly and validly authorized and issued, fully paid and non-assessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

     (b) Except as expressly set forth in Section 3.3 of the ORA Disclosure Letter, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Acquired Corporation to issue or sell any shares of its capital stock or securities or obligations of any kind exercisable for, convertible into or exchangeable for any shares of its capital stock or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of the Acquired Corporations (or any group of Persons including the Acquired Corporations). No holders of outstanding shares of ORA Common Stock are entitled to any preemptive or other similar rights.

     (c) The Acquired Corporations is not a party or otherwise subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any capital stock of the Acquired Corporation or by any director of the Acquired Corporation.

     3.4 Financial Statements of the Acquired Corporation.

     (a) Unaudited Interim Financial Statements. The Acquired Corporation has provided NAC with an unaudited balance sheet of the Acquired Corporation (the "INTERIM BALANCE SHEET"), dated as of February 28, 2003, a statement of profit and loss and of cash flows of the Acquired Corporation (the "INTERIM CASH STATEMENTS" and, collectively with the Interim Balance Sheet, the "INTERIM FINANCIAL STATEMENTS"), for the period from January 1, 2003 through February 28, 2003. The Interim Balance Sheet presents fairly in all material respects the financial condition of the Acquired Corporation as of the date thereof, subject to normal year-end accounting adjustments and the absence of footnote disclosure. Except as set forth in the Interim Balance Sheet, the Acquired Corporation has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (i) liabilities incurred in the ordinary course of business and
     (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in both clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Acquired Corporation. The Interim Cash Statements present fairly in all material respects the information purported to be presented therein. Without limiting the scope or generality of the foregoing, the Acquired Corporation is not a party to or otherwise bound by any loan agreement or other contract pursuant to which the Acquired Corporation is obligated to make payment with respect to any borrowed money, except such loan agreement(s) or other contract(s) as is/are listed in Part A of
     Section 3.4(a) of the ORA Disclosure Letter, and the Acquired Corporation is not a party to or otherwise bound by any lease or other agreement that, pursuant to GAAP, is deemed to be, or should be treated as, a capital lease, except such lease(s) or other agreement(s) as is/are listed in Part B of Section 3.4(a) of the ORA Disclosure Letter.

     (b) Audited Financials. The Acquired Corporation has provided NAC with audited balance sheets and statements of profit and loss and of cash flows for the Acquired Corporation for each of the prior three (3) years (collectively, the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements presents fairly in all material respects the financial condition of the Acquired Corporation as of the respective dates thereof and the results of operations and cash flows of the Acquired Corporation for the periods covered thereby.

     (c) Financials Audited in Due Course. The financial statements of the Acquired Corporation can be audited in accordance with GAAP and SEC Regulation S-X and SEC Regulation S-B (if applicable) within thirty-five
     (35) days following the Closing.

     (d) GAAP Accounting. The Interim Financial Statements and the Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and present fairly the financial position, results of operations, and cash flows of the Acquired Corporation as of the dates and for the periods indicated therein.

     (e) Book Value, Working Capital and Cash. The Acquired Corporation has a net book value, exclusive of amounts due to the Stockholder, of at least zero dollars ($0), net working capital, exclusive of current amounts due under capital leases, of at least fifty thousand dollars ($50,000) and at least five thousand dollars ($5,000) of cash.

     3.5 No Materially Adverse Changes. Except as expressly set forth in Section
3.5 of the ORA Disclosure Letter, since January 1, 2002, there has not been any Materially Adverse Change with respect to the Acquired Corporation. Without limiting the generality or scope of the foregoing, since January 1, 2002, there has not been:

     (a) any change in the assets, liabilities, financial condition or operating results of the Acquired Corporation from that reflected in the Interim Balance Sheet, except for changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

     (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business (as such business is presently conducted) of the Acquired Corporation;

     (c) any waiver by the Acquired Corporation of a material right or of a material debt owed to it;

     (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Acquired Corporation, except (i) in the ordinary course of business and (ii) that is not material to the assets, liabilities, properties, financial condition, operating results or business (as such business is presently conducted)of the Acquired Corporation;

     (e) any material change or amendment to a material contract or arrangement by which the Acquired Corporation or any of its assets or properties is bound or subject;

     (f) any material change in any compensation arrangement or agreement with any employee of the Acquired Corporation;

     (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Acquired Corporation;

     (h) any resignation or termination of employment of any key officer of the Acquired Corporation; and there is no impending resignation or termination of employment of any such officer;

     (i) any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Acquired Corporation;

     (j) any Lien created by the Acquired Corporation , or otherwise created or attaching, on or with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

     (k) any loans or guarantees made by the Acquired Corporation (including, without limitation, to or for the benefit of any of its employees, officers or directors or any members of their immediate families), other than travel advances and other advances made to employees of the Acquired Corporation in the ordinary course of its business;

     (l) any declaration, setting aside or payment or other distribution in respect of any of capital stock of the Acquired Corporation, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Acquired Corporation;

     (m) loss of any customer or client by the Acquired Corporation or receipt by the Acquired Corporation of any notice that such client or customer intends to cease doing business with the Acquired Corporation, exclusive of any client or customer the loss of which could not reasonably anticipated to have a Materially Adverse Effect on the Acquired Corporation;

     (n) any other event or condition of any character that might be reasonably expected to have a Materially Adverse Effect on the Acquired Corporation; or

     (o) any agreement or commitment by the Acquired Corporation to do any of the things described in this Section 3.5.

     3.6 Litigation. There are (a) no actions, suits, proceedings or orders, at law or in equity, pending or threatened against the Acquired Corporation, (b) to the best information and belief of the Stockholder Parties, no investigations pending or threatened against the Acquired Corporation before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) no basis known to the Acquired Corporation or Stockholder for any of the foregoing.

     3.7 Subsidiaries. The Acquired Corporation does not own or control, directly or indirectly, any interest in any other Person. The Acquired Corporation is not a participant in any joint venture, partnership or similar arrangement.

     3.8 Patents and Trademarks. The Acquired Corporation has sufficient ownership or rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes and other intellectual property (all of the foregoing, collectively, the "INTELLECTUAL PROPERTY") necessary for its business as now conducted or as proposed to be conduced without, any conflict with or infringement of the rights of any other Person. Section 3.8 of the ORA Disclosure Letter lists all material Intellectual Property (including, without limitation, patents, trademarks and servicemarks and pending applications therefor) necessary for the business of the Acquired Corporation as now conducted or as proposed to be conduced, all of which Intellectual Property is (except as expressly set forth in Section 3.8 of the ORA Disclosure Letter) owned by the Acquired Corporation free and clear of any lien, pledge, security interest, competing claim or other encumbrance of any nature whatsoever (each of the foregoing, a "LIEN"). There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property, nor is the Acquired Corporation bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither the Acquired Corporation nor the Stockholder is aware of any violation by the Acquired Corporation of, nor has the Acquired Corporation or the Stockholder received any communications alleging that the Acquired Corporation has violated or, by conducting its business as presently conducted or as proposed to be conducted, would violate, any Intellectual Property (or rights therein) of any other Person. Neither the Acquired Corporation nor the Stockholder is aware that any of the employees of the Acquired Corporation is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Acquired Corporation or that would conflict with the business of the

Acquired Corporation as now conducted or as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Acquired Corporation by its employees, nor the conduct of the business of the Acquired Corporation as now conducted or as proposed to be conducted, will, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It is not and will not be necessary for the Acquired Corporation to utilize any inventions or other Intellectual Property of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Acquired Corporation. The Acquired Corporation has taken all commercially reasonable actions necessary to protect all of the Intellectual Property owned by it.

     3.9 Compliance with Other Instruments. The Acquired Corporation is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or any provision of any federal or state statute, rule or regulation applicable to the Acquired Corporation.

     3.10 Agreements; Action. Except as expressly set forth in Section 3.10 of the ORA Disclosure Letter,

     (a) There are no agreements, understandings or proposed transactions between the Acquired Corporation and any of its officers, directors and affiliates or any affiliate of such officers, directors and affiliates;

     (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Acquired Corporation is a party or by which it is otherwise bound that may involve (i) obligations (contingent or otherwise) of, or payments to, the Acquired Corporation in excess of $2,500, or in excess of $10,000 in the aggregate; or (ii) the license of any Intellectual Property to or from the Acquired Corporation, or (iii) provisions restricting or affecting the development, manufacture or distribution of the products or services of the Acquired Corporation, or (iv) indemnification by the Acquired Corporation with respect to infringements of any proprietary rights or other Intellectual Property;

     (c) The Acquired Corporation has not (i) declared or paid any dividend or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $20,000 or in excess of $50,000 in the aggregate, (iii) made any loan or advance to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business;

     (d) The Acquired Corporation is not a party to or otherwise bound by any contract, agreement (written or oral), instrument or other commitment, or subject to any restriction under its Certificate or Incorporation or Bylaws, that would have, and could reasonably be anticipated to have, a Materially Adverse Effect on the Acquired Corporation; and

     (e) The Stockholder has provided NAC with true, complete and correct copies of the SBA Loan Documents (as hereinafter defined), the Citibank Loan Documents (as hereinafter defined), each Capital Lease (as hereinafter defined) and the Stockholder's Note, including all amendments, supplements and other modifications thereto or thereof, and except as set forth in the Stockholder's Note, all payments and other obligations due or owing from the Acquired Corporation to the Stockholder have been discharged and satisfied in full.

For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons who or that the Acquired Corporation or the Stockholder has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

     3.11 Related Party Transactions. Except as expressly set forth in Section
3.11 of the ORA Disclosure Letter, no employee, officer or director of the Acquired Corporation or member of his or her immediate family is indebted to the Acquired Corporation, nor is the Acquired Corporation indebted (or committed to make loans or extend any guarantee credit) to any of them. Except as expressly set forth in Section 3.11 of the ORA Disclosure Letter, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Acquired Corporation is affiliated or with which the Acquired Corporation has a business relationship, or any firm or corporation that competes with the Acquired Corporation, except that employees, officers or directors of the Acquired Corporation and members of their immediate families may own, in the aggregate, up to five percent (5%) of the stock in a publicly traded company that may compete with the Acquired Corporation. Except as expressly set forth in
Section 3.11 of the ORA Disclosure Letter, no member of the immediate family of any officer or director of the Acquired Corporation is directly or indirectly interested in any material contract with the Acquired Corporation.

     3.12 Permits. The Acquired Corporation has all franchises, permits, licenses, consents, approvals and any similar authority (all of the foregoing, collectively, "PERMITS"), whether issued or granted by any governmental authority or other Person, necessary for the conduct of its business as now conducted and as proposed to be conducted, the lack of which would have, or could reasonably be anticipated to have, a Materially Adverse Effect on the Acquired Corporation. The Acquired Corporation is not in default in any material respect under any of such Permit. The consummation of the Merger and the other transactions contemplated hereby and by the Collateral Documents will not result in the termination, suspension, revocation, forfeiture, lapse, impairment or non-renewal of any such Permit or constitute justifiable grounds for the termination, suspension, revocation, forfeiture, lapse, impairment or non-renewal of any of such Permit, other than the Permits set forth in Section
3.12 of the ORA Disclosure Letter (all such Permits, collectively, the "REQUIRED PERMITS" and the waivers of any automatic termination, suspension, revocation, forfeiture, lapse, impairment or non-renewal of any such Permits or of any and all rights to terminate, suspend, revoke, forfeit, lapse, impairment or not renew any such Permits as a consequence or result of the execution, delivery and/or performance of this Agreement and/or any of the Collateral Agreements and/or the consummation of the Merger and the other transactions contemplated hereby and thereby are hereinafter referred to collectively as the "REQUIRED WAIVERS").

     3.13 Employee Benefit Plans. Except as expressly set forth in Section 3.13 of the ORA Disclosure Letter, the Acquired Corporation does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

     3.14 Tax Returns, Payments and Elections. The Acquired Corporation has filed all tax returns and reports (including information returns and reports) as required to be filed by it by law. These returns and reports are true and correct in all material respects. The Acquired Corporation has paid, or will pay prior to becoming delinquent, all taxes shown to be due and payable on such returns and reports, and any assessments imposed, except those contested by the Acquired Corporation in good faith and expressly set forth in Section 3.14 of the ORA Disclosure Letter. Except as expressly set forth in Section 3.14 of the ORA Disclosure Letter, the Acquired Corporation has not elected pursuant to the Code to be treated as an S Corporation or a collapsible corporation pursuant to
Section 1362(a) or Section 341(f) of the Code, nor has the Acquired Corporation made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have, or could reasonably be anticipated to have, a Materially Adverse

Effect on the Acquired Corporation or upon the Surviving Corporation following consummation of the Merger. There is no tax deficiency proposed or assessed against the Acquired Corporation, and the Acquired Corporation has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge, nor have any of the federal income tax returns of the Acquired Corporation or any of its state income or franchise tax or sales or use tax returns ever been audited by governmental authorities. Since the date of the Interim Balance Sheet, the Acquired Corporation has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business, and the Acquired Corporation has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to the business, properties and operations of the Acquired Corporation for the period since such date. The Acquired Corporation has withheld or collected from each payment made to each of its employees the amount of all taxes and assessments (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom and have paid the same to the proper tax receiving officers or authorized depositories and have (as appropriate) withheld, collected and/or paid to the appropriate authority all other taxes and assessments (including, without limitation, sales, real estate, property and commercial lease taxes) required to be withheld, collected and/or paid by them.

     3.15 Minute Books. The minute book of the Acquired Corporation provided to NAC contains a complete summary of all meetings and other actions of directors and stockholders of the Acquired Corporation [or such consolidated corporation, as the case may be,] since the time of its incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     3.16 Labor Agreements and Actions; Employee Compensation. The Acquired Corporation is not bound by or subject to (and none of the assets or properties of the Acquired Corporation is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Acquired Corporation. There is no strike or other labor dispute involving the Acquired Corporation pending, or to the best information and belief the Stockholder Parties, threatened, that would have, or could reasonably be anticipated to have, a Materially Adverse Effect on the Acquired Corporation, nor to the best information and belief of the Stockholder Parties is there any labor organization activity involving the employees of the Acquired Corporation. To the best information and belief of the Stockholder Parties there is not any officer or key employee, or any group of key employees, who intends to terminate his or their employment with the Acquired Corporation, nor does the Acquired Corporation have a present intention to terminate the employment of any of the foregoing. Except as otherwise provided in the employment agreement referred to in Section 5.2 below, the employment of each officer and employee of the Acquired Corporation is terminable at the will of the Acquired Corporation, without payment (other than accrued compensation through the date of termination) or other liability on the part of the Acquired Corporation. To the best information and belief of the Stockholder Parties, the Acquired Corporation has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Acquired Corporation is not a party to or otherwise bound by any currently effective employment contract, deferred compensation agreement, bonus incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement or arrangement.

     3.17 Governmental and Third Party Consents. Except as expressly set forth in Section 3.17 of the ORA Disclosure Letter, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any other third party on the part of the Acquired Corporation or the Stockholder is required in connection with the consummation of the transactions contemplated by this Agreement or any of the Collateral Documents, except the filing of the Delaware Certificate of Merger with the Secretary of State of Delaware and the filing of the NY Certificate of Merger with the Secretary of State of New York and such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings as are expressly set for in Section 3.17 of the

ORA Disclosure Letter (all such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations and filings, collectively, the "REQUIRED APPROVALS"). Except for the consents and approvals expressly set forth in Section 3.17 of the Campus Disclosure Letter (all such consents and approvals, collectively, the "REQUIRED CONSENTS"), all consents and approvals of third parties necessary or appropriate for the Surviving Corporation to assume, upon the consummation of the Merger, the rights and benefits of the Acquired Corporation under any contract, agreement or other instrument (inclusive of insurance policies) to which the Acquired Corporation is a party, by which the Acquired Corporation is otherwise bound or under which any benefit has been granted to the Acquired Corporation or under any Permit granted to or held by the Acquired Corporation have been obtained and are in full force and effect, exclusive of any contract, agreement or other instrument the termination or expiration of which would not have, and could not reasonably be anticipated to have, a Materially Adverse Effect upon the Acquired Corporation.

     3.18 Title to Property and Assets. Except as expressly set forth in Section
3.18 of the ORA Disclosure Letter, the Acquired Corporation owns its property and assets free and clear of all Liens, except such Liens as arise in the ordinary course of business and do not materially impair the Acquired Corporation's ownership or use of such property or assets. With respect to the property and assets it leases, the Acquired Corporation is in compliance with such leases and holds a valid leasehold interest free of any Liens, and the Acquired Corporation is not in violation or default of, and to the best knowledge of the Stockholder, no other party to any such lease is in violation or default of, any such lease.

     3.19 Insurance. Except as expressly set forth in Section 3.19 of the ORA Disclosure Letter, the Acquired Corporation has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Except as expressly set forth in Section
3.19 of the ORA Disclosure Letter, the Acquired Corporation has in full force and effect product liability and errors and omissions insurance in accounts customary for companies similarly situated.

     3.20 Disclosure. Neither this Article 3 nor the ORA Disclosure Letter contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact that has not been disclosed to NAC that materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of the Acquired Corporation.

                                    ARTICLE 4

          ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder represents and warrants to NAC and Merger Sub as follows:

     4.1 Authority. The Stockholder has the power and authority to enter into this Agreement and each of the Collateral Documents to which he or it is contemplated hereunder to become a party and to carry out his obligations hereunder and thereunder. This Agreement has been duly executed by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Each Collateral Document to which the Stockholder is contemplated hereunder to become a party will, when executed and delivered by the Stockholder, constitute a valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. The execution, delivery and performance of this Agreement by the Stockholder is not, and will not be, in breach or violation of (a) any agreement, arrangement or understanding to which the Stockholder is a party or by which he is otherwise bound, (b) any license, franchise or permit applicable to the Stockholder or (c) any law, regulation, order, judgment or decree applicable to the Stockholder. The execution, delivery and performance of any Collateral Document by the Stockholder contemplated hereunder to become a party thereto will not be in breach or violation of (a) any agreement, arrangement or understanding to which the Stockholder is a party or by which he is otherwise bound, (b) any license, franchise or permit applicable to the Stockholder or (c) any law, regulation, order, judgment or decree applicable to the Stockholder. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Stockholder for the consummation by him of the transactions contemplated by this Agreement to be performed by him.

     4.2 Stock Ownership. The Stockholder is the legal and beneficial owner of all of the issued and outstanding shares of the capital stock of the Acquired Corporation, free and clear of all Liens, other than restrictions under federal and state securities laws. Any and all proxies and similar rights that may have been given by the Stockholder prior to this Agreement regarding any shares of capital stock of the Acquired Corporation have been revoked and are not longer outstanding or of any force or effect

     4.3 Purchase Entirely for Own Account. The NAC Merger Shares to be received by the Stockholder will be acquired for investment only and for the Stockholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling, granting any participation in or otherwise distributing or disposing of the same. By executing this Agreement, the Stockholder further represents that he does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the NAC Merger Shares.

     4.4 Disclosure of Information. The Stockholder believes that he has received all the information he or it considers necessary or appropriate for deciding whether to receive the NAC Merger Shares contemplated hereunder to be issued to him. The Stockholder has had an opportunity to ask questions and receive answers from NAC and its management regarding the business, properties, prospects and financial condition of NAC.

     4.5 Investment Experience. The Stockholder acknowledges that he is able to fend for himself, can bear the economic risk of his investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment of owning the NAC Merger Shares contemplated hereunder to be issued to him. The Stockholder is an accredited investor, as that term is defined in Rule 501 promulgated under the Securities Act.

     4.6 Restricted Securities. The Stockholder understands that the NAC Merger Shares he is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from NAC in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Stockholder represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     4.7 Holding Period. The Stockholder agrees that, for a period of one year from the Effective Time, he will not transfer or otherwise dispose of the NAC Merger Shares (or any of them) being issued to him pursuant to the terms of this Agreement.

     4.8 Ownership of Shares. There are no obligations of the Stockholder to sell or to acquire any of the shares of capital stock of the Acquired Corporation except pursuant to this Agreement. With respect to all of the Stockholder's shares of capital stock of the Acquired Corporation, the Stockholder has sole voting power and sole power to issue instructions with respect to the matters herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject, however, to applicable securities laws and the terms of this Agreement.

     4.9 Guaranteed Obligations. Except as expressly set forth in reasonable detail in Part A of Section 4.9 of the ORA Disclosure Letter, the Stockholder has not agreed to act as a guarantor or surety with respect to any obligation or liability of the Acquired Corporation (all such obligations and liabilities, as so expressly set forth in reasonable detail in Part A of Section 4.9 of the ORA Disclosure Letter, are hereinafter referred to collectively as the "GUARANTEED OBLIGATIONS"). The Stockholder has provided NAC with true, complete and accurate copies of each (a) guaranty and surety agreement or other document (including all amendments, supplements and other modifications thereof or thereto) pursuant to which Stockholder has agreed to act as a guarantor or surety with respect to any obligation or liability of the Acquired Corporation (each such guaranty and surety agreement or other document that is listed in Part B of Section 4.9 of the ORA Disclosure Letter, a "STOCKHOLDER GUARANTY") and (b) loan agreement, lease or other document (including all amendments, supplements and other modifications thereof or thereto) that set forth any obligation or liability with respect to which the Stockholder has agreed to act as a guarantor or surety (each such loan agreement, lease or other document that is listed in Part C of Section 4.9 of the ORA Disclosure Letter, a "GUARANTEED CONTRACT").

     4.10 Legends. It is understood that the Securities Act restricts the transferability of securities, such as the NAC Merger Shares, issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder, and that the certificates evidencing any of the NAC Merger Shares will bear the following legend (in addition to such other legends as may be required by law or contract):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE AGREES THAT IT/HE/SHE WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED (UNLESS SUCH SECURITY IS TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

     5.1 Registration Rights Agreement. At the Closing, NAC and the Stockholder shall enter into and deliver to the other a Registration Rights Agreement in the form attached hereto as Exhibit A (the "REGISTRATION RIGHTS AGREEMENT").

     5.2 Employment and Non-Competition Agreements. At the Closing, NAC and the Stockholder shall enter into and deliver to the other an Employment Agreement in the form attached hereto as Exhibit B-1 and a Non-Competition And
Non-Solicitation Agreement (the "NON-COMPETE AGREEMENT") in the form attached hereto as Exhibit B-2.

     5.3 Expenses. Each party to this Agreement (NAC, on the one hand, for itself and Merger Sub and the Stockholder, on the other hand, for himself and the Acquiring Corporation) shall bear its or his own expenses in connection with this Agreement and the transactions contemplated hereby. The Acquired Corporation shall bear the expenses for the audit of the Acquired Corporation, which expenses (up to a maximum of $25,000) shall, upon consummation of the Merger, be borne by the Surviving Corporation, with any amount in excess of such $25,000 to be reimbursed to the Surviving Corporation by the Stockholder.

     5.4 Taxes. At the Closing, the Stockholder shall be responsible for all sales, transfer and other similar taxes (inclusive of income taxes, other than income taxes of NAC or Merger Sub) that result from or are occasioned by the Merger. Without limiting the generality or scope of the foregoing, the Stockholder shall bear (and to the extend paid by the Surviving Corporation, reimburse the Surviving Corporation for) any and all taxes that may become due and payable by the Acquired Corporation (or the Surviving Corporation as the successor to the Acquired Corporations) as a consequence of the consummation of the Merger; provided, however, that the foregoing shall not be deemed to obligate the Stockholder to bear (or to reimburse the Surviving Corporation for) any income or other taxes of the Surviving Corporation that accrue and become payable following consummation of the Merger.

     5.5 Notification of Certain Matters. Each Party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure has caused, would cause or would be likely to cause any representation or warranty on its or his part contained in this Agreement to be untrue or inaccurate at, or at any time prior to, the Closing, and (b) any material failure of such Party, or any officer, director, stockholder, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder.

     5.6 Access to Information; Confidentiality.

     (a) NAC shall have the opportunity to make a complete due diligence review of the books, records, business and affairs of the Acquired Corporation, and the Stockholder shall have the opportunity to make a complete due diligence review of the books, records, business and affairs of NAC.

     (b) To facilitate the due diligence review, (i) NAC shall provide to the Stockholder and his agents complete access to all of its records and documents, shall provide the Stockholder with bank and professional references and shall use reasonable efforts to make available for consultation its customers and suppliers and (ii) the Stockholder shall provide to NAC and its agents complete access to all of the records and documents of the Acquired Corporation, shall provide NAC with bank and professional references and shall use reasonable efforts to make available for consultation the customers and suppliers of the Acquired Corporation.

     (c) Each Party agrees that all non-public information provided to any other Party will be treated as confidential, and if this Agreement is terminated, will return to the Party providing same all confidential documents (and all copies thereof) in its or his possession, or will certify to such Party that all such documents not returned have been destroyed; provided however, that, in the event the Merger is consummated, this provision shall not apply to NAC or Merger Sub and there shall be no restriction on the ability of NAC or Merger Sub to disclose information with regard to the Acquired Corporation.

     Non-public information shall not include any information that a Party can demonstrate: (i) was already in such Party's possession prior to negotiations related to this transaction; (ii) is or becomes publicly and openly known and in the public domain through no fault of such Party; or
     (iii) is received by such Party in a non-confidential manner from a third party having the right to disclose such information. The provisions of this
     Section 5.6(c) shall survive any termination of this Agreement.

     5.7 Certified NAC and Merger Sub Resolutions. At or prior to the Closing, NAC shall furnish to the Stockholder (i) a copy of the text of the resolutions by which the corporate action on the part of NAC and Merger Sub necessary to approve this Agreement (including, without limitation, the plan of merger contained herein), the Merger and the issuance of the NAC Merger Shares and the Collateral Documents contemplated hereunder to be executed and delivered by NAC and/or Merger Sub were taken and (ii) certificates executed on behalf of NAC and Merger Sub certifying, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

     5.8 Certified Resolutions of the Acquired Corporations. At or prior to the Closing, the Acquired Corporation shall furnish to NAC (i) a copy of the text of the resolutions by which the Board of Directors of the Acquired Corporation and the Stockholder approved this Agreement (including, without limitation, the plan of merger contained herein), the Merger and the Collateral Documents contemplated hereunder to be executed and delivered by the Acquired Corporation and (ii) a certificate executed on behalf of the Acquired Corporation by its corporate secretary certifying to NAC that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

     5.9 Release of Guaranty. NAC shall use reasonable commercial efforts to cooperate and assist the Stockholder in his efforts to obtain a release from his obligation to assume or perform any Guaranteed Obligations under the Stockholder Guaranty with respect to each Guaranteed Obligation under and with respect to a Guaranteed Contract. Such efforts shall include the agreement by NAC to provide its guarantee in lieu of, and in replacement for, the guaranty of the Stockholder, but NAC shall not be obligated to make any payment in order to accomplish any such release.

     5.10 Effectiveness of Collateral Documents. Notwithstanding the execution and delivery of the Collateral Documents at the Closing, none of the Collateral Documents shall be effective until the Effective Time.

                                    ARTICLE 6
                                   CONDITIONS

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) there shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby or by any of the Collateral Documents or any action or proceeding (other than one brought by or on behalf of any Party) pursuant to which the party bringing or commencing such action or proceeding is seeking such any order or injunction; and

     (b) no Party shall have terminated this Agreement as permitted herein.

     6.2 Additional Conditions to Obligations of the Acquired Corporation and the Stockholder. The obligations of the Acquired Corporation and the Stockholder to effect the Merger is also subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) NAC shall have furnished to the Stockholder a certificate in which NAC and Merger Sub shall certify that the representations and warranties of NAC and Merger Sub set forth in Article 2 above that are by their terms qualified by materiality shall be true and correct at and as of the Closing with the same force and effect as if made again at and as of the Closing and the representations and warranties of NAC and Merger Sub set forth in
     Article 2 above that are not so qualified shall be true and correct in all material aspects on and as of the Closing with the same force and effect as if made again at and as the Closing, each of the NAC and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with it hereunder at or prior to the Closing and NAC shall have furnished to the Acquired Corporation and the Stockholder a certificate in which NAC shall have certified that the foregoing conditions have been met;

     (b) NAC shall have delivered to the attorney for the Stockholder to be held in escrow, to be released immediately after the Effective Time, the certificate(s) for the NAC Merger Shares;

     (c) Between the date hereof and the Closing, (i) there shall have been no Materially Adverse Change with respect to NAC, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of NAC and (iii) none of the properties and assets of NAC shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), which damages would have, or could reasonably be anticipated to have, a Materially Adverse Effect on NAC, and NAC shall have delivered to the Stockholder a certificate, dated as of the Closing, to the effect of the matters set forth in the foregoing clauses (i) - (iii); and

     (d) NAC shall have complied with its obligations under Section 5.7 above, and all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Stockholder's counsel, and the Stockholder and his counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

     6.3 Additional Conditions to Obligations of NAC and Merger Sub. The obligations of NAC and Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) The Acquired Corporation and the Stockholder shall have furnished to NAC a certificate in which the Acquired Corporation and the Stockholder shall certify that the representations and warranties of the Acquired Corporation and the Stockholder set forth in Articles 3 and 4 hereof that are by their terms qualified by materiality shall be true and correct at and as of the Closing with the same force and effect as if made again at and as of the Closing and the representations and warranties of the Acquired Corporation and the Stockholder set forth in Articles 3 and 4 hereof that are not so qualified shall be true and correct in all material respects at and as of the Closing with the same force and effect as if made again at and as the Closing, the Acquired Corporation and the Stockholder shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it or him hereunder at or prior to the Closing, each and all of the Required Waivers, the Required Consents and the Required Approvals shall have been obtained and shall be in full force and effect and the Acquired Corporation and the Stockholder shall have furnished to NAC a certificate in which the Acquired Corporation and the Stockholder shall have certified that the foregoing conditions have been met;

     (b) The Stockholder shall have delivered the original certificate(s) for all of his shares of ORA Common Stock, duly endorsed to the Surviving Corporation for cancellation;

     (c) Between the date hereof and the Closing, (i) there shall have been no Materially Adverse Change with respect to the Acquired Corporation, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Acquired Corporation and (iii) none of the properties and assets of the Acquired Corporation shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages would have, or could reasonably be anticipated to have, a Materially Adverse Effect on the Acquired Corporation, and the Acquired Corporation and the Stockholder shall have delivered to NAC a certificate, dated as of the Closing, to the effect of the matters set forth in the foregoing clauses (i) - (iii); and

     (d) The Acquired Corporation shall have complied with its obligations under
     Section 5.8 above, and all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to NAC's counsel, and NAC and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

                                   ARTICLE 7
                            POST CLOSING OBLIGATIONS

     7.1 Adjustments to Payment of Purchase Price. The determination of the Base Purchase Price as set forth above was based upon the premise and assumption that the Net Indebtedness Position (as hereinafter defined) of the Acquired Corporation at the time of the Closing would be at least thirty-two thousand dollars ($32,000) (the "BASE AMOUNT"). In the event the Net Indebtedness Position of the Acquired Corporation at the time of the Closing is not equal to at least the Base Amount, then the Base Purchase Price shall be adjusted, at the election of NAC, by either (i) reducing of the outstanding principal amount of the Stockholder's Note by the amount of the Shortfall (as hereinafter defined) or (ii) multiplying the 200,000 shares of NAC Common Stock presumed to be the correct amount of the Base Purchase Price by a fraction, the numerator of which is the amount of the Shortfall and the denominator of which is the Base Amount, with the number of shares of NAC Common Stock resulting from such calculation to be returned to NAC as provided below. As used herein, the "NET INDEBTEDNESS POSITION" of the Acquired Corporation at any time means the amount, if any, by which the amount of nine hundred and fifty thousand dollars ($950,000.00) exceeds the aggregate Outstanding Indebtedness (as hereinafter defined) of the Acquired Corporation as of such time, "SHORTFALL" means the amount, if any, by which the Base Amount exceeds the actual Net Indebtedness Position of the Acquired Corporation at the time of the Closing, and the "OUTSTANDING INDEBTEDNESS" of the Acquired Corporation as of any time means, as of such time,
(I) the aggregate outstanding amount (inclusive of principal, accrued but unpaid interest and all fees and charges then due) owed by the Acquired Corporation for borrowed money, which shall include, without limitation, (A) all amounts owed by the Acquired Corporation to SBA Bank pursuant to or as contemplated by that certain Loan Agreement, dated as of April 25, 2002, by and between the Acquired Corporation and SBA Bank (such Loan Agreement, collectively with all related loan documentation, including any surety, guaranty, security agreement, pledge agreement or other agreement related thereto, the "SBA LOAN DOCUMENTS" and the loan covered thereby, the "SBA LOAN"), (B) all amounts owed by the

Acquired Corporation to Citibank NA pursuant to or as contemplated by that certain Loan Agreement and Line of Credit Agreement, dated as of July 1, 2001, by and between the Acquired Corporation and Citibank NA (such Loan Agreement and Line of Credit Agreement, collectively with all related loan documentation, including any surety, guaranty, security agreement, pledge agreement or other agreement related thereto, the "CITIBANK LOAN DOCUMENTS" and the loan covered thereby, the "CITIBANK LOAN"), (C) all amounts owed by the Acquired Corporation under or pursuant to any capital or capitalized lease (including, without limitation, those leases listed in Part B of Section 3.4(a) of the ORA Disclosure Letter (any such capital or capitalized lease, collectively with all related lease documentation, a "CAPITAL LEASE") and (D) all repayment obligations, exclusive of $115,000 of accrued compensation due to the Stockholder, owed by the Acquired Corporation to the Stockholder, which obligations shall be evidenced by a certain promissory note (the "STOCKHOLDER'S NOTE"), dated the date of the Closing and issued by the Acquired Corporation to the order of the Stockholder in the stated principal amount of one hundred and fifty-three thousand dollars ($153,000) and otherwise in the form and substance of Exhibit C attached hereto, plus (II) the aggregate amount at such time or thereafter payable by the Acquired Corporation pursuant to any Capital Lease. If the foregoing results in an adjustment in the number of shares of NAC Common Stock that should have been issued to the Stockholder for the Base Purchase Price, then such adjustment shall be made by the Stockholder, as promptly as practical following NAC's request therefor, returning to NAC for cancellation an appropriate number of the shares of NAC Common Stock it received at the Closing in payment of the Base Purchase Price.

     7.2 Recharacterization of NAC Merger Shares. In the event the Stockholder is required, as contemplated by Section 7.1 above, to return any of the shares of NAC Common Stock initially issued to him at the Closing as contemplated under
Section 1.5(b) above, the term "NAC Merger Shares," as used in this Agreement, shall be deemed to refer to the balance of such shares of NAC Common Stock.

     7.2 Timing of Adjustments. Any adjustments required by this Article 7 shall be made within four (4) calendar months following the Effective Time or, if the amount of the Outstanding Indebtedness is determined by arbitration as contemplated by Section 10.12 below, within thirty (30) days after the amount of the Outstanding Indebtedness has been so determined.

     7.3 Delivery of Audited Financial. The Stockholder shall deliver, or cause to be delivered to NAC, within thirty-five (35) days following the Closing, audited balance sheets (as of the date of the Closing and as of the end of each of the last three fiscal years of the Acquired Corporation) and statements of profit and loss and cash flows (for each of the last three fiscal years of the Acquired Corporation and for the period from the end of the last completed fiscal year of the Acquired Corporation through the date of the Closing), in each case prepared in accordance with GAAP and SEC Regulation S-X and SEC Regulation S-B (if applicable).

     7.4 Indemnification for Payments Made Pursuant to Stockholder Guaranty. If, following the Closing, the Stockholder is not released from his obligations under any Stockholder Guaranty and Stockholder is required to make any payment thereunder, NAC shall promptly (and, in any event, within thirty (30) days following payment by the Stockholder and receipt of demand therefor from Stockholder, which demand is accompanied with appropriate proof of payment by Stockholder) reimburse the Stockholder for such payment; provided, however, that, if any claim shall be made against the Stockholder under or with respect to any Stockholder Guaranty, the Stockholder shall give prompt written notice thereof to NAC and NAC shall be entitled, with counsel selected by it, to defend against and settle such claim in the name of and on behalf of the Stockholder.

                                    ARTICLE 8
                                   INDEMNITIES

     8.1 Survival of Representations and Warranties. All representations, warranties, covenants and other agreements made by NAC, Merger Sub, the Acquired Corporation and the Stockholder in this Agreement shall survive the Closing.

     8.2 Acquired Corporations and Stockholder to Indemnify.

     (a) General. Subject to the limitations in this Article 8, the Stockholder and (subject to Section 8.8 below) the Acquired Corporation, jointly and severally, agree to indemnify and hold harmless NAC and Merger Sub and their respective directors, officers, employees and agents from and against all proceedings, judgments, decrees, demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, (collectively referred to as "LOSSES") asserted against or incurred by NAC, Merger Sub or their respective directors, officers, employees or agents resulting from (i) a breach of any covenant, agreement, representation or warranty of the Acquired Corporation or the Stockholder contained in this Agreement, the exhibits hereto (exclusive of the Collateral Documents) or any certificate, document or instrument (other than the Collateral Documents, but including the ORA Disclosure Letter) delivered by or on behalf of the Acquired Corporation or the Stockholder pursuant hereto or as contemplated hereby or
     (ii) the assertion by any third party of a claim (a "THIRD PARTY CLAIM") that, if true, would constitute such a breach.

     (b) Tax Matters. The Acquired Corporation and the Stockholder, jointly and severally, also agree to indemnify, hold harmless and defend NAC and Merger Sub from and against any and all assessments, claims and liability (including, without limitation, any interest or other penalty) relating to
     (i) any failure to file federal, state or local tax returns or amended returns for the Acquired Corporation for any period, including short periods, for which a return was due, including any extensions, prior to or ending on the Effective Time; (ii) for any non-payment by the Acquired Corporation of federal, state or local taxes due for any period, including short periods, for which a return was due prior to or ending on the Effective Time; (iii) for any errors or omissions related to any federal, state or local tax returns, and the elections thereunder, filed by the Acquired Corporation for any period, including short periods, for which a return was due prior to or ending on the Effective Time; or (iv) any taxes that may become due as a result of any breach of any representation or warranty of the Acquired Corporation and/or the Stockholder set forth in this Agreement.

     8.3 NAC and Merger Sub to Indemnify. Subject to the limitations in this
Article 8, NAC and Merger Sub, jointly and severally, hereby agree to indemnify and hold harmless the Stockholder and his agents from and against all Losses asserted against or incurred by the Stockholder and his agents resulting from
(i) a breach of any covenant, agreement, representation or warranty of NAC or Merger Sub contained in this Agreement, the exhibits hereto (exclusive of the Collateral Documents, but including the NAC Disclosure Letter) or any certificate, document or instrument (other than the Collateral Documents) delivered by or on behalf of NAC or Merger Sub pursuant hereto or as contemplated hereby or (ii) the assertion of any Third Party Claim that, if true, would constitute such a breach.

     8.4 Notice of Claim. Any Party that or who has a claim that would give rise to liability pursuant to this Article 8 shall give prompt notice to all other Parties of such claim, together with a reasonable description thereof. With respect to any Third Party Claim that is covered by the indemnifications contained hereunder, the Party obligated to indemnify shall be afforded the opportunity, at its expense, to defend or settle such Claim if, within ten (10) business days of notice thereof, it acknowledges in writing its or his indemnification obligation hereunder, utilizes counsel reasonably satisfactory to the indemnified party, commences such defense promptly and pursues such defense with diligence; provided, however, that such indemnifying party shall secure the consent of the indemnified party to any settlement, which consent shall not be unreasonably withheld or delayed. If any indemnified party defends against any Third Party Claim hereunder, such party shall use reasonable efforts in such defense and to mitigate Losses arising thereunder. In the event any indemnified party is indemnified hereunder with respect to any Third Party Claim the defense of which has been undertaken by a Party that is obligated hereunder to indemnify such indemnified party with respect to such Claim, such indemnified party shall promptly and fully cooperate with the indemnifying party in such defense.

     8.5 Certain Limitations.

     (a) Cap. The limit on the indemnification liability of the Stockholder and the Acquired Corporation under Section 8.2(a) and the limit on the indemnification liability of NAC and Merger Sub under Section 8.3 (each of such limits shall be referred to as a "CAP") shall be an amount equal to the Purchase Price plus (with respect to the indemnification liability of the Stockholder) the amount of the Stockholder Note, the amount of any payments paid or payable to the Stockholder pursuant to the Employment Agreement and the amount paid by NAC pursuant to Section 7.4 above.

     (b) Basket. Neither the Stockholder, considered as a party on one hand, nor NAC and Merger Sub, considered as a party on the other hand, shall be required to indemnify the other such party for any Losses relating to any matter subject to indemnification under this Article 8 unless and until such Losses exceed fifty thousand dollars ($50,000) (the "BASKET AMOUNT"), but in the event the Losses exceed the Basket Amount, the Party responsible therefor shall be liable and responsible for the full amount of such Losses without reduction for the Basket Amount.

     (c) Inapplicability of Cap and Basket. The Basket and Cap shall not apply to any breach of this Agreement constituting fraud or any intentional misstatement, any liability under or with respect to Section 8.2(b) above or any liability under or with respect to any breach of any of the Collateral Documents.

     8.6 Satisfaction of Obligations. If any indemnifying party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, subject to the limitations set forth in Section
8.5 above, the indemnifying party shall pay such amount to the indemnified party.

     8.7 Exclusive Remedy at Law. This Article 8 provides the sole and exclusive remedy at law of each of the Parties in any cause of action based thereon (subject to the exception in Section 8.5(c) hereof) against the Parties for any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties or covenants given or made by the Parties in this Agreement, any exhibit hereto (excluding, however, the Collateral Documents, but including the NAC Disclosure Letter and ORA Disclosure Letter, as applicable) or in any certificate, document or instrument (other than the Collateral Documents) delivered by or on behalf of any Party pursuant hereto. Nothing contained herein, however, shall be construed as limiting any rights or remedies in equity, including without limitation, the right of specific performance.

     8.8 Right to Proceed Against the Stockholder. In the event the Merger is consummated, NAC and Merger Sub shall be permitted, and authorized, to proceed (at their option) only against the Stockholder with respect to the indemnification set forth above in this Article 8, and in the event of any recovery from the Stockholder on account of or with respect to such indemnity, the Stockholder shall not be entitled to seek or obtain from the Acquired Corporation (or the Surviving Corporation as the successor to the Acquired

Corporations) any payment or contribution with respect to such recovery. THE STOCKHOLDER hereby expressly waives the right to seek or obtain from THE Acquired Corporation (or the Surviving Corporation as the successor to the Acquired Corporations) any payment or contribution with respect to any such recovery.

                                    ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual consent of the Stockholder and a duly authorized officer of NAC;

     (b) by NAC or Merger Sub if the Acquired Corporation or the Stockholder breaches any of its or his material representations, warranties or covenants contained herein and such breach is not curable or, if is curable, is not cured within fifteen (15) business days after receipt of written notice thereof, or by the Acquired Corporation or the Stockholder if NAC or Merger Sub breaches any of its material representations, warranties or covenants contained herein and such breach is not curable or, if curable, is not cured within fifteen (15) business days after receipt of written notice thereof;

     (c) by either NAC Party if the conditions to close the transactions contemplated by this Agreement shall become incapable of satisfaction other than on account of any action or inaction by either NAC Party, or by either Stockholder Party if the conditions to close the transactions contemplated by this Agreement shall become incapable of satisfaction other than on account of any action or inaction by either Stockholder Party; or

     (d) by any of NAC, Merger Sub, the Acquired Corporations and the Stockholder if all of the conditions to consummation of the Merger shall not have occurred, or been satisfied or waived, by April 30, 2003; provided, however, that neither NAC Party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right shall be primarily attributable to either NAC Party or to any Person affiliated with either NAC Party and neither Stockholder Party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right shall be primarily attributable to either Stockholder Party or to any Person affiliated with either Stockholder Party.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall become void, and there shall be no liability or further obligation hereunder on the part of any Party or its respective stockholders (including the Stockholder), officers or directors, except as set forth in Article 8 hereof, except for liability arising from a willful breach of this Agreement and except for liability with respect to any provision hereof that by its terms expressly survives the termination of this Agreement.

                                   ARTICLE 10

                               GENERAL PROVISIONS

     10.1 Public Statements. Except as required by applicable law, no Party shall make any public announcement or statement with respect to the Merger, this Agreement or any related transaction without the approval of the other Parties, which approval will not be unreasonably withheld or delayed. Each Party agrees to consult with the other Parties prior to issuing any such public announcement or statement with respect to the Merger, this Agreement or any related transaction.

     10.2 Notices. All notices and other communications required or provided for hereunder or under any of the Collateral Documents shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by recognized overnight courier service or by registered or certified mail (postage prepaid and return receipt requested) to the intended Party at the following applicable address (or at such other address for such Party as shall be specified by like notice given by such Party to the other Parties):

          If to NAC or Merger Sub (or, after    National Auto Credit, Inc.
          consummation of the Merger, to        555 Madison Avenue, 29th Floor
          the Acquired Corporation):            New York, New York 10022
                                                Attn: James McNamara
                                                FAX:  (212) 644-7070


          With a copy to:                       Reed Smith LLP
                                                599 Lexington Avenue, 29th Floor
                                                New York, New York  10022
                                                Attn:  Herbert F. Kozlov, Esq.
                                                FAX: (212) 521-5450

          If to the Stockholder or (prior to    Dean Thompson
          consummation of the Merger) the       65 Fort Hill Circle
          Acquired Corporation:                 Staten Island, New York  10301
                                                FAX: (212) 696-9546

          With a copy to:                       Steven B. Peri, Esq.
                                                Peri & Stewart, L.L.C.
                                                108 Baker Street
                                                Maplewood, New Jersey  07040
                                                FAX: (973) 762-5801

All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) Business Days after being deposited in the mail, postage prepaid, if delivered by mail; the next Business Day, if sent by recognized overnight courier service; and when receipt acknowledged, if telecopied; provided, however, notice to a Party's attorney shall not constitute notice to such Party. For the purposes of this Agreement, "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banking institutions are authorized or required to be closed in the State of New York.

     10.3 Interpretation. The headings contained in this Agreement or in any Collateral Document are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or such Collateral Document. References to Sections and Articles (or any other subdivision) in this Agreement or in any Collateral Document refer, unless otherwise stated, to sections and articles (or any other subdivision) of this Agreement or such Collateral Document, as the case may be. When used in this Agreement or any Collateral Document, words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto) or such Collateral Document (as the case may be) as a whole, and not to any particularly Section, Article or other subdivision hereof or thereof. As used in this Agreement or any Collateral Document, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. This Agreement and the Collateral Documents are the product of mutual negotiations by the parties hereto and thereto and their counsels; and no party to this Agreement or any of the Collateral Documents shall be deemed the draftsperson of this Agreement or any Collateral Document or any provision hereof or thereof or to have provided same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any Collateral Document, such inconsistency or ambiguity shall not be interpreted against any particular party to such agreement.

     10.4 Severability. The provisions of this Agreement and each of the Collateral Documents shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof or thereof shall not affect the validity or enforceability of this Agreement or any Collateral Document or any of the other terms or provisions hereof or thereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added, as a part of this Agreement or the applicable Collateral Document (as may be applicable), a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     10.5 Integration. This Agreement (together with all other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof and thereof.

     10.6 No Third Party Beneficiaries. This Agreement (together with all the documents and instruments referred to herein) is not intended to confer upon any other person or entity (other than the additional indemnified parties contemplated by Article 8 hereof) any rights or remedies hereunder.

     10.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that NAC and Merger Sub may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary of NAC, but no such assignment shall relieve NAC and Merger Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which NAC may be merged.

     10.8 Further Assurances. Upon the request of any Party, the other Parties shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out, and to effectuate fully, the intent and purposes of this Agreement and the Collateral Documents.

     10.9 Binding Effect; Assignment. This Agreement and shall be binding upon and be enforceable against the Parties and their respective heirs, administrators, legal representatives, successors and assigns and shall inure to the benefit of and be enforceable by the Parties and their respective heirs, administrators, legal representatives, successors and permitted assigns.

     10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     10.11 Amendment. This Agreement may not be amended except by an instrument in writing approved by the Parties and signed on behalf of each of the Parties.

     10.12 Non-Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor any waiver or relinquishment of any rights or power at any other time or times.

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

     10.13 Waiver of Jury Trial; Consent to Jurisdiction. EACH OF THE PARTIES EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY COLLATERAL DOCUMENT OR ANY DISPUTE HEREUNDER OR THEREUNDER OR RELATING HERETO OR THERETO. This Agreement and each of the Collateral Documents shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed wholly within that State without giving effect to the choice or conflict of laws principles or provisions thereof, except to the extent any provision hereof or thereof must be governed by, interpreted under or construed in accordance with the laws of the State of Delaware. Each of the Parties agrees that any dispute under or with respect to this Agreement or any of the Collateral Documents shall (subject to Section 10.14 below) be determined before the state or federal courts situated in the City, County and State of New York, which courts shall have exclusive jurisdiction over and with respect to any such dispute, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts. Each Party hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court. In addition to such other method as may available under applicable law, each Party agrees that any summons, complaint or other papers or process in connection with any such dispute (including any dispute contemplated by Section
10.14 below) may be served on it or him in the same manner in which a Notice may be given to it or him pursuant to Section 10.2 above.

     10.14 Dispute Resolution and Arbitration. Subject to clause (c) below, if any dispute arises between or among any of the Parties regarding or relating to this Agreement or (unless otherwise expressly provided for therein) any Collateral Document (including, without limitation, any aspect of Thompson's obligations under the Employment Agreement), then, IN LIEU OF LITIGATION, the Parties consent and agree to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association (the "AAA"), before a single, independent arbitrator (which arbitrator shall, subject to clause (b) below, be a retired judge of any Federal Court or a retired judge who has served as a judge in civil proceedings in New York at the Supreme Court level or on a more senior court in the State of New York). Any such arbitrator shall be selected by mutual agreement of the parties to such arbitration, but in the event such parties cannot agree upon the selection of such arbitrator, the AAA located in New York City shall appoint such arbitrator in accordance with the commercial arbitration rules of the AAA. Any arbitration proceeding contemplated hereunder shall be conducted in New York City, New York. The Parties consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Without limiting the generality or scope of the foregoing, all disputes (except as otherwise herein or in the applicable Collateral Document expressly provided) under or with respect to this Agreement or any Collateral Document shall be subject to arbitration as herein provided, which disputes may include, without limitation, any claim or dispute with respect to (i) the enforceability of this Agreement or any Collateral Document (or any provision hereof or thereof), (ii) whether this Agreement or any Collateral Document was induced by fraud or coercion and (iii) whether any Party is entitled to rescission or any other remedy.

     (a) Notwithstanding the foregoing, if the dispute relates to a determination of the amount of the Outstanding Indebtedness hereunder or any other financial amount under any of the Collateral Documents, such dispute shall be resolved in accordance with clause (a) above but the single arbitrator shall be an individual with substantial experience in auditing public companies.

     (b) Notwithstanding the foregoing, if any suit or other judicial proceeding is commenced asserting a Third Party Claim against any Party and if such Third Party Claim would or could give rise to a claim for indemnification by such Party under Article 8 above, then, at the election of such Party, the Party obligated hereunder to indemnify with respect to such Claim may be joined in such suit or other judicial proceeding so that all matters related thereto (including the obligation, if any, of any Party to indemnify another Party with respect to such Claim) may be resolved in such suit or other legal proceeding.

     (c) Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or other equitable relief hereunder or under any Collateral Document, any Party may seek and obtain such relief through a judicial proceeding or action in accordance with Section 10.13 above, provided that, upon obtaining such relief, any further proceeding in such judicial proceeding or action (exclusive of any appeal) shall be stayed pending the resolution of the arbitration proceedings called for herein.

     (d) With respect to any arbitration contemplated by this Section 10.14, each Party shall, subject to Article 8 above, bear its or his own costs; however, any fees assessed by the AAA shall be allocated by the arbitrator in his or her sole discretion.

                   [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

                            SIGNATURE PAGE TO FOLLOW]




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

     IN WITNESS WHEREOF, Thompson has executed this Agreement on the date first written above and each of NAC, Merger Sub and the Acquired Corporation has caused this Agreement to be executed on the date first written above by its respective officer or other representative thereunder duly authorized.

                                    NATIONAL AUTO CREDIT, INC.,
                                    a Delaware corporation


                                    By:
                                        ----------------------------------------
                                        Name: Robert V. Cuddihy, Jr.
                                        Title: Executive V. P. and CFO

                                    OMI BUSINESS ACQUISITION CORP..,
                                    a Delaware corporation


                                    By:
                                        ----------------------------------------
                                        Name: Robert V. Cuddihy, Jr.
                                        Title: Vice President

                                    ORA/METRO INCORPORATED,
                                    a New York corporation


                                    By:
                                        ----------------------------------------
                                        Name: Dean Thompson
                                        Title: President



                                    --------------------------------------------
                                            DEAN THOMPSON



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